Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-180268 and 333-196911 on Form S-8 and Registration Statement No. 333-188385 on Form S-3 of our reports dated February 12, 2015, relating to the consolidated financial statements and financial statement schedule of Vantiv, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Vantiv, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 12, 2015